                                                                   Exhibit T3E-3

                                [ABFS Letterhead]

         [Insert Address]





                  Re:  Additional Information Related to Exchange Offer

         Dear Investment Noteholder:

         Enclosed you will find a Supplement One to our Offer to Exchange dated December 1, 2003 which clarifies the right of a holder of Series A preferred stock to convert into ABFS common stock and changes the dividend payments on Series A preferred stock from quarterly to monthly dividend payments.

         If you have not received your Offer to Exchange sent to Eligible ABFS Investment Noteholders, need another kit sent to you--or if you have any questions concerning the exchange offer or filling out the forms, please contact ABFS' Investment Notes Exchange Unit directly at 1-800-597-7004, Monday through Friday, 8:30 a.m. to 8:00 p.m. (EST), and Saturday from 9:00 a.m. to 4:00 p.m. We will be happy to assist you.

         Your opportunity to exchange your investment notes on a first come, first served basis will expire on December 31, 2003 (unless extended by ABFS). This Supplement One and the Offer to Exchange related to the exchange offer should be read carefully before making your decision.

         Again, please call us at the toll-free number above if you have questions or need any assistance regarding this exchange offer. As always, we appreciate and value your investments in ABFS.



                                                     Very truly yours,

                                                     /s/ Anthony J. Santilli
                                                     ---------------------------
                                                     Anthony J. Santilli
                                                     Chairman, President and CEO

                                                                   Exhibit T3E-3



                       SUPPLEMENT ONE TO OFFER TO EXCHANGE

                   AMERICAN BUSINESS FINANCIAL SERVICES, INC.
                                SUPPLEMENT ONE TO
                                OFFER TO EXCHANGE
               UP TO $100,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF
                    SENIOR COLLATERALIZED SUBORDINATED NOTES
                                     AND/OR
                           UP TO 200,000,000 SHARES OF
                   10.0% SERIES A CONVERTIBLE PREFERRED STOCK
             FOR UP TO $200,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF
                 INVESTMENT NOTES ISSUED PRIOR TO APRIL 1, 2003
--------------------------------------------------------------------------------

                                    ---------

           Exchange Offer Expiration: December 31, 2003 at 5:00 p.m.,

                Philadelphia, Pennsylvania time, unless extended.

--------------------------------------------------------------------------------

                                    ---------

         This Supplement One to our Offer to Exchange dated December 1, 2003 amends and supplements information regarding the conversion terms of and dividend payments on the 10% Series A convertible preferred stock. Except as supplemented in this Supplement One, all other terms and conditions of the offer to exchange shall remain in full force and effect. The offer to exchange is supplemented as follows:

         Conversion of 10% Series A Convertible Preferred Stock

         On or after the second anniversary of the issuance date (or on or after the one year anniversary of the issuance date if no dividends are paid on the Series A preferred stock), each share of the Series A preferred stock is convertible at the option of the holder into a number of shares of our common stock determined by dividing: (A) $1.00 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the second anniversary of the issuance date because the Series A preferred stock has become convertible due to a failure to pay dividends), $1.20 plus an amount equal to accrued but unpaid dividends (if the conversion date is prior to the third anniversary of the issuance date but on or after the second anniversary of the issuance date) or $1.30 plus an amount equal to accrued but unpaid dividends (if the conversion date is on or after the third anniversary of the issuance date) by (B) the market value of a share of our common stock (which figure shall not be less than $5.00 per share regardless of the actual market value, such $5.00 minimum figure to be subject to adjustments for stock splits, including reverse stock splits) on the conversion date.

         Monthly Dividends on 10% Series A Convertible Preferred Stock

         Monthly dividend payments will be $0.0083 per share (equivalent to $0.10 per share annually or 10.0% of the original liquidation value) of the Series A Preferred Stock, subject to compliance with applicable Delaware law. Dividend payments on the Series A Preferred Stock will be payable on the payment date to stockholders of record as of the end of each calendar month. The payment date shall be two weeks following the end of each calendar month, but may be extended by the Company to a date not later than 90 days after the end of each calendar month.

                          -----------------------------

   The date of this Supplement One to Offer to Exchange is December 10, 2003

                                [ABFS Letterhead]

[Insert Address]



Dear Investment Noteholder:

         By now you should have received your Exchange Offer for Eligible ABFS Investment Noteholders.

         Please remember--your opportunity to exchange your investment notes in the Exchange Offer on a first come, first served basis will expire on December 31, 2003 (unless extended by ABFS).

          If you have not received your Exchange Offer kit, need another kit sent to you--or if you have any questions concerning the exchange offer or filling out the forms, please contact ABFS' Investment Notes Exchange Unit directly at 1-800-597-7004, Monday through Friday, 8:30 a.m. to 8:00 p.m. (EST), and Saturday from 9:00 a.m. to 4:00 p.m. An ABFS Investment Note Officer will be happy to help you. Our call volume has been high, so we appreciate your patience.

         Again, please call us at the toll-free number above if you need any assistance regarding this exchange offer. As always, we appreciate and value your investments in ABFS.



                                                  Very truly yours,

                                                  /s/ Anthony J. Santilli
                                                  ------------------------------
                                                  Anthony J. Santilli
                                                  Chairman, President and CEO